                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party Other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, For Use of the
                                          Commission
                                          Only (as permitted by Rule 14a-
                                          6(e)(2))
[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              AQUA ALLIANCE INC.

                (formerly Air & Water Technologies Corporation)
               (Name of Registrant as Specified In Its Charter)

                                     None

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X] No fee required.

  [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act

Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

  [_]Fee previously paid with preliminary materials.

   [_]Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)Amount previously paid:

  (2) Form, Schedule or Registration Statement no.:

  (3)Filing Party:

  (4) Date Filed:

                              AQUA ALLIANCE INC.
                            30 Harvard Mill Square
                        Wakefield, Massachusetts 01880

To Our Stockholders:

  You are cordially invited to attend the Annual Meeting of Stockholders of Aqua Alliance Inc. to be held on Wednesday, July 7, 1999, at 10:00 a.m., local time, at The Sheraton Colonial Hotel, 427 Walnut Street, Lynnfield, Massachusetts 01940.

  At the Annual Meeting, you will be asked to vote upon the proposals set forth in the formal Notice of Annual Meeting of Stockholders which follows this letter. These proposals include:

  .the election of seven directors to our Board of Directors, and

  . the ratification of the selection of McGladrey & Pullen, LLP as our independent auditors for our 1999 fiscal year.

  Our Board of Directors unanimously recommends that you approve each of the proposals set forth in the Notice of Annual Meeting of Stockholders. Vivendi, the beneficial owner of approximately 83.0% of our outstanding shares of common stock and voting power, has informed us that it intends to vote in favor of the proposals. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

  Whether or not you plan to attend the Annual Meeting, it is very important that you mark, sign, date and return the enclosed proxy card in the envelope provided as soon as possible. If you attend the Annual Meeting, you may revoke this proxy at that time by voting in person at the Annual Meeting.

                                     Sincerely,

                                     /s/ Thierry M. Mallet
                                     Thierry M. Mallet
                                     President and Chief Executive Officer

                              AQUA ALLIANCE INC.
                            30 Harvard Mill Square
                        Wakefield, Massachusetts 01880

                               ----------------

                   Notice of Annual Meeting of Stockholders
                          To Be Held on July 7, 1999

                               ----------------

To the Stockholders of
 Aqua Alliance Inc:

  Notice is hereby given that the Annual Meeting of Stockholders of Aqua Alliance Inc. will be held on Wednesday, July 7, 1999, at 10:00 a.m., local time, at The Sheraton Colonial Hotel, 427 Walnut Street, Lynnfield, Massachusetts 01940, to consider and act on the following:

  1. To elect seven members of our Board of Directors to serve for the ensuing year;

  2. To ratify the appointment by our Board of Directors of McGladrey & Pullen, LLP as independent auditors for our 1999 fiscal year; and

  3. To transact other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

  Only stockholders of record at the close of business on June 7, 1999 will be entitled to vote at the Annual Meeting. A list of these stockholders will be available at the time and place of the Annual Meeting and, during the ten days prior to the Annual Meeting, at our executive offices located at 30 Harvard Mill Square, Wakefield, Massachusetts 01880.

  A copy of our 1998 Annual Report to Stockholders is enclosed with this notice.

                                     By Order of the Board of Directors,

                                     /s/ Thierry M. Mallet
                                     Thierry M. Mallet
                                     President and Chief Executive Officer

Wakefield, Massachusetts
June 10, 1999


   YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE BY DELIVERING TO US A WRITTEN NOTICE OF REVOCATION OR DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU HAVE EXECUTED A PROXY BUT ARE PRESENT AT THE ANNUAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY DO SO BY REVOKING YOUR PROXY AS DESCRIBED IN THE PRECEDING SENTENCE OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

                              AQUA ALLIANCE INC.
                            30 Harvard Mill Square
                        Wakefield, Massachusetts 01880

                               ----------------

                                PROXY STATEMENT

                               ----------------

                                    GENERAL

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Aqua Alliance Inc. of proxies for use at the Annual Meeting of Stockholders of Aqua Alliance or at any adjournments or postponements of the Annual Meeting. The Annual Meeting will be held on Wednesday, July 7, 1999, at 10:00 a.m., local time, at The Sheraton Colonial Hotel, 427 Walnut Street, Lynnfield, Massachusetts 01940, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

  If a stockholder properly executes and returns the enclosed form of proxy, the proxy will be voted according to his, her or its instructions. If no instructions are given, the proxy will be voted FOR the election as directors of the seven nominees named herein under the caption "Nominees for Director," FOR ratification of the appointment by our Board of Directors of McGladrey & Pullen, LLP as our independent auditors for our 1999 fiscal year and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting.

  Vivendi, the beneficial owner of approximately 83.0% of our outstanding shares of common stock and voting power, has informed us that it intends to vote in favor of the proposals.

  Any proxy given by a stockholder may be revoked by the stockholder at any time before the proxy is voted by written notice to our Secretary, by a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

  We will bear the cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement. The solicitation of proxies may be made by our directors, officers and regular employees, or the directors, officers and regular employees of any of our subsidiaries, personally or by mail, telephone, facsimile communication or telegraph. No additional compensation will be paid for this solicitation. We will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held by them, and we will reimburse these brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in so doing. In addition, we have engaged the services of Kissel-Blake, Inc. to solicit proxies and will pay Kissel-Blake $5,500 plus expenses for these services. Kissel-Blake may solicit proxies by mail, personal interview, telephone, facsimile communication or telegraph.

  So far as our management is aware, stockholders will take action on no matters other than those described in this Proxy Statement. In the event that any other matters properly come before the Annual Meeting that call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on these other matters.

  We are mailing this Proxy Statement and the accompanying form of proxy to stockholders on or about June 10, 1999.

                                    VOTING

  Our Board of Directors has fixed the close of business on June 7, 1999 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. Shares of our Class A Common Stock, par value $.001 per share, are entitled to be voted at the Annual Meeting. Holders of issued and outstanding shares of Class A Common Stock are entitled to one vote for each share they hold. On the record date, there were outstanding 185,176,527 shares of Class A Common Stock.

Quorum

  The presence in person or by proxy of a majority of the shares of Class A Common Stock entitled to vote will constitute a quorum for purposes of conducting business at the Annual Meeting. Shares represented by properly executed proxies that are marked "abstain" will be counted as shares present and entitled to vote for purposes of determining the presence of a quorum on all matters.

  Under the rules of the American Stock Exchange, if your broker holds your shares in its name, your broker is permitted to vote your shares on the two proposals described in this Proxy Statement even if it does not receive voting instructions from you. Your broker's failure to vote your shares on a proposal will be treated as an abstention.

Election of Directors

  Under our by-laws, the affirmative vote of a plurality of the votes cast at the Annual Meeting is necessary for the election of a director. For purposes of the election of directors, withheld votes and abstentions will not be counted as "votes cast" and will have no effect on the result of the vote.

Ratification of Appointment of Independent Auditors

  The affirmative vote of a majority of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required for ratification of the appointment of our independent auditors. For purposes of the vote on this proposal, withheld votes and abstentions will have the same effect as votes against the proposal.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

Information Concerning the Nominees

  Our restated certificate of incorporation and by-laws provide for our business to be managed by or under the direction of our Board of Directors. Under our by-laws, the number of directors is fixed from time to time by our Board of Directors, and directors serve in office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or until their earlier death, resignation or removal from office.

  Under the terms of our Investment Agreement, dated as of March 30, 1994, with Vivendi and Vivendi's indirect wholly-owned subsidiary, Vivendi North America Company, we have agreed that Vivendi will have the right to designate as members of our Board of Directors, and all committees of our Board of Directors other than any special committee of independent directors, at least that number of directors that is proportionate to the aggregate number of shares of Class A Common Stock beneficially owned by Vivendi, subject to a minimum of three independent directors on our Board of Directors. An "independent director" is any director who is not an employee, agent or representative of Aqua Alliance, Vivendi or any of their respective affiliates or associates and may include any person acting as outside counsel or financial advisor for either Aqua Alliance or Vivendi or any of their respective affiliates or associates. All independent directors must be satisfactory to Vivendi. Although the Investment Agreement requires us to maintain three independent directors, we currently have only two independent directors. The remaining five members of our Board of Directors are Vivendi designees. We have also agreed in the Investment Agreement that Vivendi will have the right to designate the Chairman of our Board of Directors. See "Certain Relationships and Related Transactions--The Investment Agreement-- Vivendi's Representation on our Board of Directors and Designation of Certain Executive Officers."

  Our Board of Directors has nominated for election as directors at the Annual Meeting five individuals designated by Vivendi out of a total of seven directors: Messrs. Kriegel, Banon, Brunais, Caille and Mallet. Our Board of Directors also has nominated Ms. Hesse and Lieutenant General Morris as independent directors satisfactory to Vivendi. Mr. Kriegel has been designated by Vivendi as Chairman of our Board of Directors.

  Our Board of Directors recommends that our stockholders elect as directors the seven nominees named below under the caption "Nominees for Director." Each director elected at the Annual Meeting will hold office until the next Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal from office. The persons named in the enclosed proxy intend to vote the shares represented by the enclosed proxy, unless the stockholder executing the proxy otherwise instructs, FOR the election to our Board of Directors of each of the seven nominees named below under the caption "Nominees for Director." Vivendi, the beneficial owner of approximately 83.0% of our outstanding shares of Class A Common Stock and voting power, has informed us that it intends to vote in favor of the election to our Board of Directors of each of the seven nominees named below.

  We have no reason to believe that any of the nominees named below will be unable, if elected, to serve as a director. However, if any of the nominees named below is unable to serve as a director, the persons named in the enclosed proxy intend to vote the shares represented by the enclosed proxy for the remainder of the nominees and for each substitute nominee or nominees selected by our current Board of Directors.

  All of the nominees for director named below currently serve as directors for terms expiring at the 1999 Annual Meeting and were last elected at our 1998 Annual Meeting of Stockholders.

Nominees For Director

                            Positions and Other Relationships with Aqua Alliance
         Name         Age                 and Business Experience
 -------------------- --- -------------------------------------------------------
 William V. Kriegel..  53 Chairman of our Board of Directors. Mr. Kriegel was
                          elected Chairman of our Board of Directors on October
                          24, 1997 and has served as a director of Aqua Alliance
                          since June 14, 1994. Mr. Kriegel has served as Chairman
                          of the Board, President, Chief Executive Officer and a
                          director of Sithe Energies, Inc. and all of its
                          subsidiaries since 1981. Prior to coming to the United
                          States in 1984, Mr. Kriegel co-founded an unaffiliated
                          French energy company that within three years of its
                          formation in 1980 became France's largest privately-
                          owned company engaged in the development of small
                          hydro-electric projects. Since December 1996, Mr.
                          Kriegel has served as Chairman of the Board and Chief
                          Executive Officer of Vivendi North America Company. In
                          this capacity, Mr. Kriegel is the representative of
                          Vivendi in the United States. Mr. Kriegel has been
                          designated by Vivendi as Chairman of the Board and a
                          director of Aqua Alliance under the Investment
                          Agreement.

 Jean-Claude Banon...  50 Director, chairman of the Business Planning Committee and member of the Compensation and Stock Option
                          Committee. Mr. Banon was elected as a director of Aqua
                          Alliance on October 9, 1997. Since 1989, Mr. Banon has been Managing Director of General Utilities PLC, the holding company for Vivendi's investments in the water industry in the United Kingdom, and since 1992 he has been Managing Director of Vivendi UK, Ltd., the holding company for all Vivendi activities in the United
                          Kingdom. In this capacity, Mr. Banon is the representative of Vivendi in the United Kingdom. Prior to 1989, Mr. Banon was General Management Delegate responsible for overseeing the development of Vivendi's business in the United States. Mr. Banon has been designated by Vivendi as a director of Aqua Alliance under the Investment Agreement.

 Alain Brunais.......  50 Senior Vice President, Chief Financial Officer and
                          Director. Mr. Brunais was elected as Vice President and
                          Chief Financial Officer of Aqua Alliance in September
                          1994, a director in November 1996 and Senior Vice
                          President in May 1997. Prior to joining us, Mr. Brunais
                          was responsible since 1990 for foreign investment,
                          primarily in the United Kingdom, under the direction of
                          the Finance Director of Vivendi. From 1983 to 1989 he
                          was responsible for corporate development for Ciments
                          Francais in the U.S. and Canada. Prior thereto, Mr.
                          Brunais organized a sales and services network for
                          Aerospatiale General Aviation line of aircraft in
                          Europe, Africa and North America. Mr. Brunais has been
                          designated by Vivendi as Chief Financial Officer and a
                          director of Aqua Alliance under the Investment
                          Agreement.

                                     Positions and Other Relationships with Aqua Alliance
          Name             Age                     and Business Experience
 ---------------------  ---------  -------------------------------------------------------
 Daniel Caille........      47     Director and member of the Business Planning Committee.
                                   Mr. Caille was elected as a director of Aqua Alliance
                                   on May 29, 1997. Mr. Caille presently serves as the
                                   Chief Executive of Vivendi's worldwide water business
                                   which has annual revenues in excess of $7 billion.
                                   Previously, Mr. Caille served as Chairman of the Board
                                   of Vivendi's health care subsidiary, which he founded
                                   in 1987.
                                   Mr. Caille joined Vivendi in 1982 as director of
                                   research and development and created Vivendi Recherche,
                                   Vivendi's center for research and development related
                                   to its water and wastewater activities, and he served
                                   as Director of Vivendi Recherche from 1982 to 1990. Mr.
                                   Caille has been designated by Vivendi as a director of
                                   Aqua Alliance under the Investment Agreement.

 Martha O. Hesse......      56     Director and member of the Audit Committee, the
                                   Business Planning Committee and the Compensation and
                                   Stock Option Committee. Ms. Hesse was elected as a
                                   director of Aqua Alliance on June 24, 1998. Ms. Hesse
                                   is President of Hesse Gas Company, an energy investment
                                   company. Prior to 1999, Hesse Gas Company was also a
                                   nationwide natural gas marketing company. In 1990, Ms.
                                   Hesse served as Senior Vice President of First Chicago
                                   Corporation (financial services) and from 1986 to 1989
                                   she was Chairman of the Federal Energy Regulatory
                                   Commission. She is also a director of Mutual Trust Life
                                   Insurance Company, Laidlaw Inc. (Chairman, Compliance
                                   and Ethics Committee), Pinnacle West Capital
                                   Corporation (Chairman, Audit Committee) and Arizona
                                   Public Service (Chairman, Audit Committee).

 Thierry M. Mallet....      38     President, Chief Executive Officer, Director and member
                                   of the Business Planning Committee. Mr. Mallet was
                                   appointed as our President and Chief Executive Officer
                                   on October 24, 1997 and as a director on October 26,
                                   1997. Prior to joining us, Mr. Mallet served from 1995
                                   as "Consejo Delegado" (President and Chief Executive
                                   Officer) of Sociedad Mediterranean de Aguas which
                                   manages the water and wastewater business of Vivendi in
                                   Spain. Prior to SMA, Mr. Mallet was Charge de Mission
                                   to the General Management of Vivendi in Paris. Mr.
                                   Mallet has been designated by Vivendi as President,
                                   Chief Executive Officer and a director of Aqua Alliance
                                   under the Investment Agreement.

 John W. Morris.......      77     Director and member of the Audit Committee, the
                                   Compensation and Stock Option Committee and the
                                   Business Planning Committee. Lieutenant General Morris
                                   became a director of Aqua Alliance in June 1992. From
                                   1988 to October 1992, Lieutenant General Morris served
                                   as a director of Metcalf & Eddy Companies Inc.
                                   Lieutenant General Morris has been President of J.W.
                                   Morris Ltd., an engineering consulting firm, for more
                                   than five years. In addition, he presently serves as
                                   President of the National Waterways Foundation, and
                                   until recently, as Chairman of the Water Resources
                                   Congress and Chairman of the Environmental Effects
                                   Committee of the U.S., Committee on Large Dams. From
                                   1986 to 1987, he served as President and Chairman of
                                   the Engineering Group of Planning Research
                                   Corporations. Lieutenant General Morris served as the
                                   Chief of Engineers, U.S. Army Corps of Engineers, from
                                   1976 to 1980. Elected to the National Academy of
                                   Engineering in 1978, he was awarded the Academy's
                                   Founders Medal in 1996. He was named Distinguished
                                   Graduate of the United States Military Academy in 1998.

                            THE BOARD OF DIRECTORS

Board Meetings

  During the fiscal year ended October 31, 1998, our Board of Directors held a total of seven meetings. During fiscal 1998, each director attended at least 75% of the aggregate number of meetings of our Board of Directors and committees on which he or she served during the period he or she served on our Board of Directors.

Committees of our Board of Directors

  Our Board of Directors has an Audit Committee, a Compensation and Stock Option Committee and a Business Planning Committee.

  The Audit Committee met three times during the fiscal year ended October 31, 1998. The Audit Committee reviews the engagement of our independent auditors, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

  The members of the Audit Committee are:

  Ms. Hesse

  Lieutenant General Morris

  The Compensation and Stock Option Committee met five times during the fiscal year ended October 31, 1998. The Compensation and Stock Option Committee reviews, approves and makes recommendations on our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of our Board of Directors are carried out and that these policies, practices and procedures contribute to our success. The Compensation and Stock Option Committee also administers our 1989 Long-Term Incentive Compensation Plan.

  The members of the Compensation and Stock Option Committee are:

  Mr. Banon

  Ms. Hesse

  Lieutenant General Morris

  The Business Planning Committee, established in connection with our recently completed recapitalization, met seven times during the fiscal year ended October 31, 1998. The Business Planning Committee reviews the business strategies prepared by senior management and, as appropriate, makes recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. Among other things, the Business Planning Committee identifies areas where Vivendi's management expertise and our business may be effectively integrated. In accordance with the terms of our Recapitalization Agreement with Vivendi and Vivendi North America Company, the Business Planning Committee will remain in place through the end of fiscal 1999.

  The members of the Business Planning Committee are:

  Mr. Banon (Chairman)

  Mr. Caille

  Ms. Hesse

  Mr. Mallet

  Lieutenant General Morris

  We do not have a standing Nominating Committee.

  Our Board of Directors has formally authorized the formation of a Special Committee of our Board of Directors for the purpose of examining issues arising from the announcement on March 22 by Vivendi that it had agreed to acquire United States Filter Corporation. The Special Committee is composed of Ms. Hesse and Lieutenant General Morris, our two independent directors. See "Certain Relationships and Related Transactions--Other Vivendi Related Matters."

Compensation of Directors

  Directors who are not employees of Aqua Alliance receive an annual fee of $18,000 for service on our Board of Directors and an additional $7,500 per annum for service on each committee of our Board of Directors. In addition, directors are reimbursed for out-of-pocket expenses of attending Board and committee meetings.

  In connection with our recapitalization completed in March 1998, each member of a Special Committee of our Board of Directors formed in fiscal 1997 in connection with the recapitalization has received a total of $100,000 in fees, of which $50,000 was received in 1998, plus reimbursement for reasonable expenses. This Special Committee consisted of Lieutenant General Morris and former director Carol Lynn Green, our two independent directors at the time of formation of the Special Committee. Ms. Green resigned from our Board of Directors effective June 24, 1998.

  Each member of the Special Committee of our Board of Directors formed for the purpose of examining issues arising from the announcement on March 22 by Vivendi that it had agreed to acquire US Filter is entitled to receive a fee of $50,000 for services between April 1, 1999 and May 31, 1999. Any fees for services rendered by the Special Committee after June 1, 1999 would be paid pursuant to a follow up agreement between Aqua Alliance and the Special Committee.

  Pursuant to our Long-Term Incentive Plan, on July 31 of each year each director who is a member of the Compensation and Stock Option Committee with responsibility for administering our Long-Term Incentive Plan as of July 31 is granted a non-qualified option to purchase either 3,000 shares of our Class A Common Stock, if the director has served less than one year on the Compensation and Stock Option Committee, or 500 shares of our Class A Common Stock, if the director has served one year or more on the Compensation and Stock Option Committee. The options granted vest annually in four equal installments commencing one year from the date of grant with exercise prices equal to the fair market value of the Class A Common Stock on the grant date.

                            EXECUTIVE COMPENSATION

Compensation and Stock Option Committee Report on Executive Compensation

  The Compensation and Stock Option Committee of our Board of Directors is composed of independent nonemployee directors, and no member of the Committee is a former or current officer of Aqua Alliance. The Committee's responsibilities include the establishment of Aqua Alliance's total compensation philosophy and approval of policies and programs designed to attract, retain and motivate management and other key employees.

 Total Compensation Program

  In connection with the recapitalization of Aqua Alliance, a change in the senior management and the development of a new business strategy to improve the financial performance of Aqua Alliance and rebuild shareholder value, Aqua Alliance initiated a review of the executive compensation program during fiscal 1998. Aqua Alliance engaged the services of independent compensation consulting firms to assist it in the compensation program review process. The consultants reviewed the compensation practices of publicly held engineering, environmental services and general industry companies with whom Aqua Alliance competes for management talent. On the basis of this information and other factors, the Committee reaffirmed and continues its total compensation philosophy, strategy and program designed to align management and key employees with business objectives and shareholder interests. The objectives of the total compensation program are to:

  .  Focus management on building shareholder value

  .  Motivate management/employees to achieve Aqua Alliance's financial goals

  .  Recruit and retain talented individuals

  . Align shareholder and management and key employee interests through stock ownership

  .  Emphasize pay for performance by means of highly leveraged compensation

  .  Provide total compensation above competitive levels based on performance

  .  Reinforce Aqua Alliance's vision and values

  .  Reduce fixed compensation costs.

  Aqua Alliance's compensation program has three major components: base salary, annual incentives and long-term incentives. Each component has a different purpose, and the components are provided in various forms and structured to meet changing business objectives as described below:

  Base Salary. Base salary is targeted at the average of competitive salaries paid to key management of companies of similar size and marketplace orientation. Salaries of executive officers are reviewed by the Committee annually. In 1998, salary increases were granted to four executive officers who had not received salary increases for two or more years or those who were below competitive levels.

  Annual Incentive Compensation. The Annual Management Incentive Plan is designed to motivate and reward corporate management for achieving or exceeding specific fiscal-year financial and nonfinancial objectives. Incentive payments for corporate officers are determined on the basis of overall consolidated financial results of Aqua Alliance. Up to one-half of the annual bonus payment is discretionary and is paid on the basis of quality of the individual participant's performance. For fiscal year 1998, Ms. Gail Fulwider, our Vice President of Human Resources, received an annual incentive payment of $5,000. Other than this payment to Ms. Fulwider, no incentive payments were paid to any executive officers for fiscal year 1998 because Aqua Alliance did not meet the minimum financial goals.

  Long-term Incentive Compensation. Aqua Alliance may grant stock options, stock and other performance awards to management and key employees under the 1996 Stock Incentive Plan. The stock awards are the primary vehicle used to align management and shareholder interests to create value and to motivate and retain key management. Aqua Alliance historically has used stock options as the major element. Stock options were granted to executive officers in fiscal 1998 in connection with the review of competitive compensation practices and in order to retain and motivate executives and to align shareholder and management interests.

 Report on Chief Executive Officer Compensation

  Mr. Thierry Mallet was elected Chief Executive Officer and President of Aqua Alliance on October 24, 1997 and is paid an annual salary of $267,000 and $27,000 in deferred compensation. Mr. Mallet received a grant of 150,000 stock options in March 1998.

 Tax Deductibility Under Code Section 162

  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1,000,000 paid to any of Aqua Alliance's named executive officers (that appear in the summary compensation table in the proxy statement) in any year. Certain Aqualified performance based compensation@ is not subject to the limitation imposed by Code Section 162(m). The Committee generally intends to qualify all compensation paid to its executive officers for full tax deductibility; however, the Committee will balance the burden of compliance with the technical and inflexible rules promulgated under Code Section 162(m) against the value of the benefit Aqua Alliance may derive from such compliance, and reserves the right to pay compensation that might not be fully deductible if it concludes that such burdens outweigh such benefits.

                                          Jean-Claude Banon
                                          Martha O. Hesse
                                          John W. Morris

Compensation Committee Interlocks and Insider Participation

  On and prior to June 24, 1998, the Compensation and Stock Option Committee of our Board of Directors consisted of Mr. Banon, Lieutenant General Morris and Ms. Carol Lynn Green. Ms. Green resigned from our Board of Directors effective June 24, 1998. Ms. Green is a partner at the law firm of Bryan, Cave LLP, which has performed limited legal services for us from time to time. During her term as a director, Ms. Green did not personally represent Aqua Alliance. On June 24, 1998, at the 1998 Annual Meeting of Stockholders, Ms. Hesse was elected a director of Aqua Alliance. Since June 24, 1998, the Compensation and Stock Option Committee has consisted of Mr. Banon, Lieutenant General Morris and Ms. Hesse. Since 1989, Mr. Banon has been Managing Director of General Utilities PLC, the holding company for Vivendi's investments in the water industry in the United Kingdom, and since 1992 he has been Managing Director of General Utilities Holdings Ltd., the holding company for all Vivendi activities in the United Kingdom. Mr. Banon has been designated by Vivendi as a director of Aqua Alliance under the Investment Agreement.

Executive Officers of the Registrant

  Set forth below are the names and ages of our executive officers as of June 7, 1999 and the positions and offices held by each:

   Name         Age                          Position
   ----         ---                          --------
   Thierry M.
    Mallet      38  President, Chief Executive Officer and Director
   Alain
    Brunais     50  Senior Vice President, Chief Financial Officer and Director
   Neil
    Lawrence
    Lane        35  Vice President, General Counsel and Secretary
   Michael A.
    Szomjassy   47  Executive Vice President and Chief Operating Officer
   Joseph M.
    Bolton      54  Executive Vice President of Business Development
   Joseph R.
    Vidal       51  Treasurer
   Jeffrey M.
    Fitzgerald  51  Vice President and Corporate Controller
   Gail M.
    Fulwider    48  Vice President of Human Resources
   Robert S.
    Volland     57  Vice President and Chief Administrative Officer
   Francis X.
    Ferrara     42  Vice President and Associate General Counsel
   Kevin P.
    Duffy       42  Vice President and Associate General Counsel
   Jekabs P.
    Vittands    62  Senior Vice President

  Mr. Mallet was appointed as our President and Chief Executive Officer on October 24, 1997 and as a director on October 26, 1997. Prior to joining us, Mr. Mallet served from 1995 as "Consejo Delegado" (President and Chief Executive Officer) of Sociedad Mediterranean de Aguas which manages the water and wastewater business of Vivendi in Spain. Prior to SMA, Mr. Mallet was Charge de Mission to the General Management of Vivendi in Paris. Mr. Mallet has been designated by Vivendi as President, Chief Executive Officer and a director of Aqua Alliance under the Investment Agreement.

  Mr. Brunais was elected as Vice President and Chief Financial Officer of Aqua Alliance in September 1994, a director in November 1996 and Senior Vice President in May 1997. Prior to joining us, Mr. Brunais was responsible since 1990 for foreign investment, primarily in the United Kingdom, under the direction of the Finance Director of Vivendi. From 1983 to 1989 he was responsible for corporate development for Ciments Francais in the U.S. and Canada. Prior thereto, Mr. Brunais organized a sales and services network for Aerospatiale General Aviation line of aircraft in Europe, Africa and North America. Mr. Brunais has been designated by Vivendi as Chief Financial Officer and a director of Aqua Alliance under the Investment Agreement.

  Mr. Lane joined us in May 1998 as Acting General Counsel and Secretary. He was elected Vice President, General Counsel and Secretary in September of 1998. Mr. Lane has also served as Vice President, General Counsel and Secretary of Vivendi North America Company since January 1998. Prior to joining Vivendi North America Company, Mr. Lane had been Vice President and Associate General Counsel of Citicorp Investment

Services, beginning in November 1995. Prior to this, Mr. Lane had been associated with the law firm of Dewey Ballantine, beginning in September 1989.

  Mr. Szomjassy joined us in October 1998 as Executive Vice President and Chief Operating Officer. Prior to joining Aqua Alliance, Mr. Szomjassy was employed by OHM Corporation, an environmental services company, since November 1989 where he served in various senior management capacities, including Vice President, Eastern Operations. From 1973 to 1989, he was employed by Ebasco Services Incorporated, an engineering, construction and environmental services firm where his last position was Regional Manager, Remediation Services.

  Mr. Bolton joined us on September 15, 1998, as part of our reorganization. In his capacity as Executive Vice President of Business Development, he has primary responsibility to develop sales for our Professional Services Group and Metcalf & Eddy businesses. He has nearly 30 years of experience in the leadership and executive management of both public and private engineering, environmental management, and financial organizations. Prior to joining Aqua Alliance, Mr. Bolton served as a partner in his own management and consulting firm, The Lewis & Bolton Company, and has held senior executive positions with Brown and Caldwell, Greiner Engineering, Earth Technology Corporation, The Lincoln National Bank Corporation, and Roy F. Weston.

  Mr. Vidal was elected as our Treasurer in January 1995. Prior to joining us, Mr. Vidal had broad experience in both international and domestic treasury operations, most recently with American Cyanamid Company from 1982 to 1995 and prior thereto with Bristol-Myers Squibb. Mr. Vidal has also had experience as a controller and auditor and began his professional career with the accounting firm of Arthur Andersen LLP.

  Mr. Fitzgerald joined us in October 1998 as Vice President and Corporate Controller. Prior to joining Aqua Alliance, he served as the Vice President of Finance with Modus Media International, an $800 million, privately held global provider of supply chain management services to the information technology industry from 1996 to 1998 and in various finance and general management positions with R.R. Donnelley & Sons Company and Subsidiaries from 1986 to 1996. Mr. Fitzgerald began his career with the accounting firm of KPMG Peat Marwick LLP and is a Certified Public Accountant.

  Ms. Fulwider joined us in March 1997 as Vice President of Human Resources. Prior to joining Aqua Alliance, Ms. Fulwider was Vice President of Human Resources at Smith Technologies Corporation from February 1995 until she joined Aqua Alliance. Prior to that, Ms. Fulwider served as Vice President of Human Resources at International Technology Corporation, where she worked for thirteen years in a wide variety of human resources management positions.

  Mr. Volland was elected as our Vice President and Chief Administrative Officer in June 1994 with oversight responsibility for real estate, facilities management, procurement, and insurance. Mr. Volland has over twenty-five years of experience in finance, administration, asset management, cost control and organizational efficiencies. From 1973 to 1986, Mr. Volland served as Vice President and Treasurer for Commercial Credit Company. From 1986 to 1993, he served as Vice President and Treasurer, and Vice President, Corporate Assets, for Primerica Corp. Prior thereto, he was Senior Vice President of Real Estate for Paine Webber.

  Mr. Ferrara joined us in February 1993 as Senior Litigation Counsel. He was elected Vice President and Associate General Counsel in October 1994. Prior to joining Aqua Alliance, Mr. Ferrara was a partner in the Commercial Litigation Group of Carpenter, Bennett & Morrissey, Newark, New Jersey. Mr. Ferrara commenced his employment with the law firm in June 1980.

  Mr. Duffy joined us on March 1, 1993 as Labor Counsel and Director of Compliance. He was elected Vice President and Associate General Counsel on October 17, 1994. Prior to joining Aqua Alliance, Mr. Duffy was a partner in the law firm of Carpenter, Bennett & Morrissey, in Newark, New Jersey.

  Mr. Vittands was elected as Senior Vice President of Aqua Alliance in May 1997. Mr. Vittands also served as President of Metcalf & Eddy from February 1997 to October 1998. Prior to being named President, he was the branch manager of M&E's Northeast Region. Mr. Vittands joined M&E in 1963, and has served in numerous capacities since then, including as client principal for the Massachusetts Water Resource Authority, with responsibility for the Boston Harbor Project, and for Washington, D.C., among others.

Summary Compensation Table

  The following table shows, for the fiscal years ended October 31, 1998, 1997 and 1996, the cash compensation paid by us, as well as other compensation paid or accrued for those years, to our Chief Executive Officer and each of our four most highly compensated executive officers other than our Chief Executive Officer in all capacities in which they served. Messrs. Satzger, McMahon and Mammola ceased to be executive officers of Aqua Alliance as of June 1998, October 1998 and April 1999, respectively. The executive officers listed in the following table are referred to in this Proxy Statement as our "named executive officers."

                          SUMMARY COMPENSATION TABLE

                                   Annual           Long-Term
                                Compensation   Compensation Awards
                               -------------- -----------------------
                                              Restricted   Securities
                                                Stock      Underlying     All Other
   Name and Principal          Salary  Bonus   Award(s)     Options      Compensation
        Position          Year   ($)    ($)      ($)          (#)            ($)
   ------------------     ---- ------- ------ ----------   ----------    ------------
Thierry M. Mallet(1)....  1998 222,508      0        0      150,000(2)     107,589(3)
  President, Chief        1997       0      0        0            0              0
  Executive Officer and
  Director
Alain Brunais...........  1998 218,213      0        0      100,000(4)      82,655(5)
  Senior Vice President,  1997 209,810      0        0            0         75,788(6)
  Chief Financial         1996 207,450 75,000        0       18,000(7)      77,000(8)
  Officer and Director

Michael Szomjassy(9)....  1998  50,004      0   25,000(10)   50,000(11)      2,110(12)
  Executive Vice
  President and Chief
  Operating Officer
Joseph Bolton(13).......  1998  66,916      0   25,000(14)   25,000(15)      3,243(16)
  Executive Vice
  President of Business
  Development
George C. Mammola(17)*..  1998 222,789      0        0      100,000(18)    108,364(19)
  Senior Vice President   1997 216,229      0        0            0         15,000(20)
  and President, AWT Air  1996 213,996 55,000        0       35,500(21)     15,750(22)
  Company, Inc.

Douglas A.
 Satzger(23)*...........  1998 119,498      0        0            0        168,373(24)
  Senior Vice President,  1997 206,003      0        0            0          5,970(25)
  General Counsel and     1996 211,622 32,000        0       41,500(26)     13,750(27)
  Secretary

Patrick L. McMahon(28)*
 .......................  1998 206,003      0        0            0         91,213(29)
  Senior Vice President   1997 190,784 40,000        0            0         16,650(30)
  and President,          1996 170,019 75,000        0       19,000(29)      2,200(32)
  Professional Services
  Group, Inc.

--------
* No longer employed by Aqua Alliance.
 (1) Mr. Mallet was appointed our President and Chief Executive Officer on October 24, 1997.
 (2) Mr. Mallet was granted 150,000 options exercisable at $2.063 per share pursuant to our Long-Term Incentive Plan.
 (3) "All Other Compensation" for Mr. Mallet for fiscal year 1998 consists of approximately $97,306 paid as a housing allowance on behalf of Mr. Mallet, approximately $10,168 resulting from an automobile leased for Mr. Mallet by us and $385 paid for taxable life insurance. In connection with Mr. Mallet's move to the

    United States, we have made an employee relocation loan to Mr. Mallet. This loan, dated as of March 25, 1998, is a non-interest bearing loan in the amount of $882,000 and is due March 25, 2013 or on termination of employment, whichever occurs sooner.
 (4) Mr. Brunais was granted 100,000 options exercisable at $2.063 per share pursuant to our Long-Term Incentive Plan.
 (5) "All Other Compensation" for Mr. Brunais for fiscal year 1998 consists of approximately $73,958 paid as a housing allowance on behalf of Mr. Brunais, approximately $7,752 resulting from an automobile leased for Mr. Brunais by us and $945 paid for taxable life insurance.
 (6) "All Other Compensation" for Mr. Brunais for fiscal year 1997 consists of approximately $65,036 paid as a housing allowance on behalf of Mr. Brunais, approximately $7,752 resulting from an automobile leased for Mr. Brunais by us and $3,000 contributed to our Savings and Retirement Plan on behalf of Mr. Brunais.
 (7) Mr. Brunais was granted 18,000 options exercisable at $6.563 per share pursuant to our Long-Term Incentive Plan.
 (8) "All Other Compensation" for Mr. Brunais for fiscal year 1996 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $6,000 paid as an automobile allowance.
 (9) Mr. Szomjassy was appointed our Vice President and Chief Operating Officer in October 1998.
(10) On September 9, 1998, Mr. Szomjassy was granted 25,000 shares of restricted stock. On the date of the grant, the market price of our Class A Common Stock was $2.00 per share.
(11) On September 9, 1998, Mr. Szomjassy was granted 50,000 options exercisable at $2.00 per share pursuant to our Long-Term Incentive Plan.
(12) "All Other Compensation" for Mr. Szomjassy for fiscal year 1998 consists of $2,000 resulting from an automobile leased for Mr. Szomjassy by us and $110 paid for taxable life insurance.
(13) Mr. Bolton was appointed Executive Vice President of Business Development on September 15, 1998.
(14) On September 9, 1998, Mr. Bolton was granted 25,000 shares of restricted stock. On the date of the grant, the market price of our Class A Common Stock was $2.00 per share.
(15) On September 9, 1998, Mr. Bolton was granted 25,000 options exercisable at $2.00 per share pursuant to our Long-Term Incentive Plan.
(16) "All Other Compensation" for Mr. Bolton for fiscal year 1998 consists of $2,800 resulting from an automobile leased for Mr. Bolton by us and $443 paid for taxable life insurance.
(17) In May 1997, Aqua Alliance entered into a retention agreement with Mr. Mammola, President of Research-Cottrell, to retain his services through the completion of the divestiture of the Research-Cottrell companies. Mr. Mammola's employment with Aqua Alliance terminated on April 2, 1999 following the completion of the Research-Cottrell divestiture. In accordance with his retention agreement, Mr. Mammola's right to exercise the vested and exercisable options held by him will expire on April 2, 2001. Mr. Mammola forfeited all rights to the unexercisable options held by him effective as of April 2, 1999.
(18) Mr. Mammola was granted 100,000 options exercisable at $2.063 per share pursuant to our Long-Term Incentive Plan.
(19) "All Other Compensation" for Mr. Mammola for fiscal year 1998 consists of $108,364 paid by us to Mr. Mammola pursuant to Mr. Mammola's retention agreement.
(20) "All Other Compensation" for Mr. Mammola for fiscal year 1997 consists of approximately $12,000 paid as an automobile allowance and $3,000 contributed to our Savings and Retirement Plan on behalf of Mr. Mammola.
(21) Mr. Mammola was granted 20,157 options exercisable at $6.563 per share pursuant to our Long-Term Incentive Plan and 15,343 options exercisable at $8.00 per share pursuant to our "Fresh Start" program.
(22) "All Other Compensation" for Mr. Mammola for fiscal year 1996 consists of approximately $12,000 paid as an automobile allowance and $3,750 contributed to our Savings and Retirement Plan on behalf of Mr. Mammola.

(23) In connection with our move to Wakefield, Massachusetts, Mr. Satzger ended his term as our Senior Vice President, General Counsel and Secretary effective June 1, 1998 and continued until September 30, 1998 as a consultant to Aqua Alliance. In accordance with the terms of Mr. Satzger's termination agreement, Mr. Satzger's right to exercise the exercisable options held by him expired on August 29, 1998 and Mr. Satzger forfeited all rights to the unexercisable options held by him effective as of June 1, 1998.
(24) "All Other Compensation" for Mr. Satzger for fiscal year 1998 consists of approximately $167,157 in severance and special compensation payments and $1,029 resulting from an automobile leased for Mr. Satzger by us and $187 paid for taxable life insurance.
(25) "All Other Compensation" for Mr. Satzger for fiscal year 1997 consists of $2,970 resulting from an automobile leased for Mr. Satzger by us and $3,000 contributed to our Savings and Retirement Plan on behalf of Mr. Satzger.
(26) Mr. Satzger was granted 20,167 options exercisable at $6.563 per share pursuant to our Long-Term Incentive Plan and 21,333 options exercisable at $8.00 per share pursuant to our "Fresh Start" program.
(27) "All Other Compensation" for Mr. Satzger for fiscal year 1996 consists of approximately $10,000 paid to Mr. Satzger as an automobile allowance and $3,750 contributed to our Savings and Retirement Plan on behalf of Mr. Satzger.
(28) Mr. McMahon served as Senior Vice President and President, Professional Services Group Inc. from May 1995 to October 1998. On December 16, 1998, Mr. McMahon ended his term as Senior Vice President and President, Professional Services Group, Inc. effective October 12, 1998 and continued until January 12, 1999 as a consultant to Aqua Alliance In accordance with the terms of Mr. McMahon's separation agreement, Mr. McMahon's right to exercise the exercisable options held by him expired on January 10, 1999, and Mr. McMahon forfeited all rights to the unexercisable options held by him effective October 12, 1998.
(29) "All Other Compensation" for Mr. McMahon for fiscal year 1998 consists of $91,213 paid by us to Mr. McMahon pursuant to Mr. McMahon's separation agreement.
(30) "All Other Compensation" for Mr. McMahon for fiscal year 1997 consists of $8,946 resulting from an automobile leased for Mr. McMahon by us and $7,704 contributed to PSG's Pension Plan.
(31) Mr. McMahon was granted 9,000 options exercisable at $6,563 per share pursuant to our Long-Term Incentive Plan and 10,000 options exercisable at $5.75 per share pursuant to our "Fresh Start" program.
(32) "All Other Compensation" for Mr. McMahon for fiscal year 1996 consists of approximately $2,200 resulting from an automobile leased for Mr. McMahon by PSG.

Option Grants in Last Fiscal Year

  The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to each of our named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                  Individual Grants
                                  -----------------
                          Number of    Percent of                          Potential Realizable Value At
                          Securities  Total Options Exercise            Assumed Annual Rates of Stock Price
                          Underlying   Granted to   Or Base                Appreciation For Option Term
                           Options    Employees In   Price   Expiration ------------------------------------
          Name            Granted (#)  Fiscal Year  ($   /Sh)   Date         5% ($)            10% ($)
          ----            ----------  ------------- -------- ---------- ----------------- ------------------
Thierry M. Mallet(1)....   150,000         9.4%      $2.063  3/10/2005            112,891           275,457
Alain Brunais(2)........   100,000         6.2%      $2.063  3/10/2005             75,261           183,638
George C. Mammola(3)*...   100,000         6.2%      $2.063        --                 --                --
Michael Szomjassy(4)....    50,000         3.1%      $ 2.00   9/9/2005             45,142           101,010
Joseph Bolton(5)........    25,000         1.6%      $ 2.00   9/9/2005             22,571            50,505
Douglas A. Satzger(6)*..         0           0          --         --                 --                --
Patrick L. McMahon(7)*..         0           0          --         --                 --                --

--------
*  No longer employed by Aqua Alliance

(1) On March 10, 1998, Mr. Mallet was granted 150,000 options exercisable at $2.063 per share pursuant to our Long-Term Incentive Plan. On the date of the grant, the market price of our Class A Common Stock was $2.063 per share.

(2) On March 10, 1998, Mr. Brunais was granted 100,000 options exercisable at $2.063 per share pursuant to our Long-Term Incentive Plan. On the date of the grant, the market price of our Class A Common Stock was $2.063 per share.

(3) On March 10, 1998, Mr. Mammola was granted 100,000 options exercisable at $2.063 per share pursuant to our Long-Term Incentive Plan. On the date of the grant, the market price of our Class A Common Stock was $2.063 per share. In May 1997, Aqua Alliance entered into a retention agreement with Mr. Mammola, President of Research-Cottrell, to retain his services through the completion of the divestiture of the Research-Cottrell companies. Mr. Mammola's employment with Aqua Alliance terminated on April 2, 1999 following the completion of the Research-Cottrell divestiture. In accordance with his retention agreement, Mr. Mammola's right to exercise the vested and exercisable options held by him will expire on April 2, 2001. Mr. Mammola forfeited all rights to the unexercisable options held by him effective as of April 2, 1999.

(4) On September 9, 1998, Mr. Szomjassy was granted 50,000 options exercisable at $2.00 per share pursuant to our Long-Term Incentive Plan. On the date of the grant, the market price of our Class A Common Stock was $2.00 per share.

(5) On September 9, 1998, Mr. Bolton was granted 25,000 options exercisable at $2.00 per share pursuant to our Long-Term Incentive Plan. On the date of the grant, the market price of our Class A Common Stock was $2.00 per share.

(6) In connection with our move to Wakefield, Massachusetts, Mr. Satzger ended his term as our Senior Vice President, General Counsel and Secretary effective June 1, 1998 and continued until September 30, 1998 as a consultant to Aqua Alliance.

(7) Mr. McMahon served as Senior Vice President and President, Professional Services Group Inc. from May 1995 to October 1998. On December 16, 1998, Mr. McMahon ended his term as Senior Vice President and President, Professional Services Group, Inc. effective October 12, 1998 and continued until January 12, 1999 as a consultant to Aqua Alliance.

Aggregated Option Exercises and Fiscal Year-End Option Values

  The following table sets forth information with respect to our named executive officers concerning unexercised options, held as of October 31, 1998. No options were exercised during fiscal 1998 by any of our named executive officers.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                              Number of Securities
                             Underlying Unexercised     Value of Unexercised
                             Options at Fiscal Year-    In-the-Money Options
                                       End              at Fiscal Year-End(1)
                            ------------------------- -------------------------
                            Exercisable Unexercisable Exercisable Unexercisable
           Name                 (#)          (#)          (#)          (#)
           ----             ----------- ------------- ----------- -------------
Thierry M. Mallet(2).......        0       150,000        --         28,050
Alain Brunais(3)...........   68,000       100,000          0(4)     18,700(5)
George C. Mammola(6)*......   35,500       100,000          0(4)     18,700(7)
Michael Szomjassy(8).......        0        50,000        --         12,500
Joseph Bolton(9)...........        0        25,000        --          6,250
Douglas A. Satzger(10)*....        0             0        --            --
Patrick L. McMahon(11)*....   14,250             0          0(4)        --

--------
 *  No longer employed by Aqua Alliance.

 (1) The value of unexercised in-the-money options at fiscal year-end assumes a fair market value for our Class A Common Stock of $2.25, the closing sale price per share of our Class A Common Stock as reported on the American Stock Exchange Composite Tape for October 30, 1998.

 (2) The exercise price of the options held by Mr. Mallet is $2.063 per share. See Note 1 to the "Option Grants in Last Fiscal Year Table."

 (3) The exercise price of the options held by Mr. Brunais is (i) $2.063 per share in the case of options to purchase 100,000 shares granted in March 1998, (ii) $6.563 per share in the case of his option to purchase 18,000 shares granted in March 1996, or (iii) $8.00 per share in the case of his option to purchase 50,000 shares granted in August 1994.

 (4) The exercisable options held by Messrs. Brunais, Mammola and McMahon were not in-the-money as of October 30, 1998.

 (5) As of October 30, 1998, only the unexercisable options granted to Mr. Brunais in March 1998 to purchase 100,000 shares at an exercise price of $2.063 per share were in the money. See Note 2 to the "Option Grants in Last Fiscal Year Table."

 (6) The exercise price of the options held by Mr. Mammola is (i) $2.063 per share in the case of options to purchase 100,000 shares granted in March 1998, (ii) $6.563 per share in the case of his option to purchase 20,157 shares granted in March 1996, or (iii) $8.00 per share in the case of his option to purchase 15,343 shares granted in January 1996. In May 1997, Aqua Alliance entered into a retention agreement with Mr. Mammola, President of Research-Cottrell, to retain his services through the completion of the divestiture of the Research-Cottrell companies. Mr. Mammola's employment with Aqua Alliance terminated on April 2, 1999 following the completion of the Research-Cottrell divestiture. In accordance with his retention agreement, Mr. Mammola's right to exercise the vested and exercisable options held by him will expire on April 2, 2001. Mr. Mammola forfeited all rights to the unexercisable options held by him effective as of April 2, 1999.

 (7) As of October 30, 1998, only the unexercisable options granted to Mr. Mammola in March 1998 to purchase 100,000 shares at an exercise price of $2.063 per share were in the money. See Note 3 to the "Option Grants in Last Fiscal Year Table."

 (8) The exercise price of the 50,000 options granted to Mr. Szomjassy pursuant to our Long-Term Incentive Plan is $2.00 per share. See Note 4 to the "Option Grants in Last Fiscal Year" table.
 (9) The exercise price of the 25,000 options granted to Mr. Bolton pursuant to our Long-Term Incentive Plan is $2.00 per share. See Note 5 to the "Option Grants in Last Fiscal Year" table.
(10) In connection with our move to Wakefield, Massachusetts, Mr. Satzger ended his term as our Senior Vice President, General Counsel and Secretary effective June 1, 1998 and continued until September 30, 1998 as a consultant to Aqua Alliance. In accordance with the terms of Mr. Satzger's termination agreement, Mr. Satzger's right to exercise the exercisable options held by him expired on August 29, 1998 and Mr. Satzger forfeited all rights to the unexercisable options held by him effective as of June 1, 1998.
(11) The exercise price of options held by Mr. McMahon is (i) $6.563 per share in the case of his option to purchase 9,000 shares granted in March 1996, or (ii) $5.75 per share in the case of his option to purchase 10,000 shares granted in June 1995. On December 16, 1998, Mr. McMahon ended his term as Senior Vice President and President, Professional Services Group, Inc. effective October 12, 1998 and continued until January 12, 1999 as a consultant to Aqua Alliance. In accordance with the terms of Mr. McMahon's separation agreement, Mr. McMahon's right to exercise the exercisable options held by him expired on January 10, 1999, and Mr. McMahon forfeited all rights to the unexercisable options held by him effective October 12, 1998.

Supplemental Pension Plan

  The following table shows the estimated annual benefits payable upon retirement to participants in our Supplemental Pension Plan.

                     ESTIMATED ANNUAL RETIREMENT BENEFITS

         Bonus                           Years of Service
      Remuneration           ----------------------------------------
                               15     20      25       30       35
                             ------ ------- ------- -------- --------
        $ 25,000......    $   5,625 $ 7,500 $ 9,375 $ 11,250 $ 13,125
          50,000......       11,250  15,000  18,750   22,500   26,250
          75,000......       16,875  22,500  28,125   33,750   39,375
         100,000......       22,500  30,000  37,500   45,000   52,500
         125,000......       28,125  37,500  46,875   56,250   65,625

  The unfunded Supplemental Pension Plan provides additional annual retirement benefits equal to 1.5% of the average of the participant's final five bonuses multiplied by the participant's years of service, up to a maximum of thirty-five years. No separate accounts are maintained and no amounts are vested until a participant reaches retirement in the employ of Aqua Alliance. The benefit amounts set forth in the table above are not subject to reduction for Social Security benefits or for other offsets. At the present time, none of our named executive officers is a participant in our Supplemental Pension Plan.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

  Employment Contracts. In November 1998, in connection with our reorganization and the resulting senior executive hires of Mr. Szomjassy and Mr. Bolton, we entered into guarantees of severance with Mr. Szomjassy and Mr. Bolton. Mr. Szomjassy's severance agreement guarantees severance pay equal to fifty-two weeks of pay in the event that Mr. Szomjassy's employment is terminated by us for any reason other than death, disability or justifiable cause. Mr. Bolton's severance agreement guarantees severance pay equal to seventy-eight weeks of pay in the event that Mr. Bolton's employment is terminated by us prior to September 16, 1999 for any reason other than death, disability or justifiable cause, and fifty-two weeks of pay in the event that Mr. Bolton's employment is terminated by us thereafter for any reason other than death, disability or justifiable cause.

  Options. Our 1989 Long-Term Incentive Plan and 1996 Stock Incentive Plan each provides that, upon a "change-in-control" of Aqua Alliance (as determined by our Board of Directors), any outstanding options not theretofore fully exercisable shall immediately become exercisable in their entirety.

Performance Graph for Class A Common Stock

                              AQUA ALLIANCE INC.
                            STOCK PERFORMANCE GRAPH

  Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Stock Performance Graph below shall not be incorporated by reference into any such filings.


                                  Oct. 93 Oct 94 Oct. 95 Oct. 96 Oct. 97 Oct. 98
                                  ------- ------ ------- ------- ------- -------
   AAI...........................   100     50      36      43      11       9
   S&P...........................   100    104     131     163     215     263
   Fidelity......................   100     92     109     127     147     124

  The above chart shows a comparison of cumulative total return for the period from November 1, 1993 through October 31, 1998, in (i) our Class A Common Stock, designated as "AAI", (ii) the S&P 500 Composite Stock Price Index, designated as "S&P", and (iii) the Fidelity Select Environmental Services Fund, designated as "Fidelity". The stock price performance shown on the graph above is not necessarily indicative of future performance.

Section 16(a) Beneficial Ownership Reporting Compliance

  Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us pursuant to Rule 16a-3(e) of the Exchange Act during the fiscal year ended October 31, 1998 and Form 5 and amendments thereto furnished to us with respect to the fiscal year ended October 31, 1998, we have not identified any persons as having filed a late report under Section 16(a) of the Exchange Act during the fiscal year ended October 31, 1998 or prior fiscal years.

                    VOTING SECURITIES AND PRINCIPAL HOLDERS

  The following table sets forth information regarding the beneficial ownership of our capital stock as of June 7, 1999, with respect to (i) each person known by us to beneficially own in excess of 5% of the outstanding shares of our Class A Common Stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                                    Percent
                                                Number of Shares   of Shares
                                                   of Class A      of Class A
                                                  Common Stock    Common Stock
           Name of Person or Group             Beneficially Owned Outstanding
           -----------------------             ------------------ ------------
William V. Kriegel............................              0            *
Thierry M. Mallet.............................         75,000(1)         *
Jean-Claude Banon.............................              0            *
Alain Brunais.................................        119,000(2)         *
Daniel Caille.................................              0            *
Martha O. Hesse...............................         10,058(3)         *
John W. Morris................................         13,100(4)         *
George C. Mammola**...........................         86,380(5)         *
Michael Szomjassy.............................              0            *
Joseph Bolton.................................          3,000            *
Douglas A. Satzger**..........................              0(6)         *
Patrick L. McMahon**..........................              0(7)         *
Vivendi.......................................    153,714,675(8)      83.0%
   42, Avenue de Friedland
   75380 Paris Cedex 08 France
All directors and executive officers as a
 group (17 persons)...........................       495,532 (9)         *

--------
 *Less than 1% ownership

** No longer employed by Aqua Alliance.
(1) Consists of shares of Class A Common Stock which may be acquired within 60 days of the date of this table.

(2) Includes 118,000 shares of Class A Common Stock which may be acquired within 60 days of the date of this table.

(3) In addition to 8,429 shares of Class A Common Stock, Ms. Hesse holds 1,629 of our transferable three-year warrants currently exercisable for 1,629 shares of Class A Common Stock at an exercise price of $2.50 per share.

(4) Includes 3,000 shares of Class A Common Stock which may be acquired within 60 days of the date of this table. In addition to 8,479 shares of Class A Common Stock, Lieutenant General Morris holds 1,621 of our transferable three-year warrants to purchase shares of Class A Common Stock at an exercise price of $2.50 per share.

(5) Includes 85,500 shares of Class A Common Stock which may be acquired within 60 days of the date of this table. In May 1997, Aqua Alliance entered into a retention agreement with Mr. Mammola, President of Research-Cottrell, to retain his services through the completion of the divestiture of the Research-Cottrell companies. Mr. Mammola's employment with Aqua Alliance terminated on April 2, 1999 following the completion of the Research-Cottrell divestiture. In accordance with his retention agreement, Mr. Mammola's right to exercise the vested and exercisable options held by him will expire on April 2, 2001. Mr. Mammola forfeited all rights to the unexercisable options held by him effective as of April 2, 1999.

(6) In connection with our move to Wakefield, Massachusetts, Mr. Satzger ended his term as our Senior Vice President, General Counsel and Secretary effective June 1, 1998 and continued until September 30, 1998 as a consultant to Aqua Alliance. In accordance with the terms of Mr. Satzger's termination agreement, Mr. Satzger's right to exercise the exercisable options held by him expired on August 29, 1998 and Mr. Satzger forfeited all rights to the unexercisable options held by him effective as of June 1, 1998.
(7) In accordance with the terms of Mr. McMahon's separation agreement, Mr. McMahon's right to exercise the exercisable options held by him expired on January 10, 1999, and Mr. McMahon forfeited all rights to the unexercisable options held by him effective October 12, 1998.
(8) As of June 7, 1999, 153,609,975 such shares are beneficially owned by Vivendi indirectly through Vivendi's wholly-owned subsidiary, Vivendi North America Operations, Inc., and 104,700 such shares are beneficially owned by Vivendi indirectly through Vivendi's wholly-owned subsidiary, United States Filter Corporation. See "Certain Relationships and Related Transactions--Other Vivendi Related Matters."
(9) Includes 470,494 shares of Class A Common Stock which may be acquired within 60 days of the date of the table and 3,250 shares of Class A Common Stock underlying exercisable warrants.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Letter Agreement

  On March 18, 1994, we entered into a letter agreement with Vivendi pursuant to which Vivendi purchased 500,000 shares of our Class A Common Stock, at $10.00 per share, for a total purchase price of $5.0 million. Vivendi agreed in the letter agreement that, subject to approval by Vivendi, Vivendi would co-sign on a case-by-case basis with us applications for letters of credit with respect to our water and wastewater management and air pollution projects, which Vivendi acknowledged could reach or exceed the level of letters of credit carried by us at March 18, 1994.

The Investment Agreement

  On March 30, 1994, we entered into an Investment Agreement with Vivendi and its indirect wholly-owned subsidiary, Vivendi North America Company, pursuant to which, among other things, we issued to Vivendi 1,200,000 shares of our 5 1/2% Series A Convertible Exchangeable Preferred Stock, par value $.01 per share, convertible into 4,800,000 shares of Class A Common Stock, for cash consideration of $60 million, and we issued to Vivendi North America Company an aggregate of 6,701,500 shares of Class A Common Stock in connection with the acquisition from Vivendi North America Company of Professional Services Group, Inc and PSG Canada, Inc., a Canadian corporation. As a result, Vivendi increased its ownership interest to approximately 48% of the total voting power of our voting securities. We also benefitted from certain financial and other undertakings from Vivendi, including serving as Vivendi's exclusive vehicle in the United States, its possessions and its territories for Vivendi's water management and wastewater management activities, subject to certain exceptions. See "--The Investment Agreement--Exclusivity." In addition, Vivendi received certain rights with respect to Aqua Alliance, in particular, representation on our Board of Directors and the right to designate the Chairman of our Board of Directors, our Chief Executive Officer and our Chief Financial Officer, all as further described below. See "--The Investment Agreement--Vivendi's Representation on our Board of Directors and Designation of Certain Executive Officers."

 Vivendi's Representation on our Board of Directors and Designation of Certain Executive Officers

  Vivendi has representation on our Board of Directors and the right to designate certain of our executive officers. Under the terms of the Investment Agreement, we have agreed that Vivendi will have the right to designate as members of our Board of Directors, and all committees of our Board of Directors other than any special committee of independent directors, at least that number of directors that is proportionate to the aggregate number of shares of Class A Common Stock owned by Vivendi, subject to a minimum of three independent directors on our Board of Directors. An "independent director" is any director who is not an employee, agent or representative of Aqua Alliance, Vivendi or any of their respective affiliates or associates and may include any person acting as outside counsel or financial advisor for either Aqua Alliance or Vivendi or any of their respective affiliates or associates. All independent directors must be satisfactory to Vivendi. Although the Investment Agreement requires us to maintain three independent directors, we currently have only two independent directors (Ms. Hesse and Lieutenant General Morris). The remaining five members of our Board of Directors are Vivendi designees (Messrs. Kriegel, Banon, Brunais, Caille and Mallet). We have also agreed in the Investment Agreement that Vivendi will have the right to designate the Chairman of our Board of Directors, our Chief Executive Officer and our Chief Financial Officer. In accordance with the terms of the Investment Agreement, our Board of Directors appointed, as designees of Vivendi, Mr. Kriegel as Chairman of our Board of Directors, Mr. Mallet as our Chief Executive Officer and Mr. Brunais as our Chief Financial Officer.

 Exclusivity

  Pursuant to our Recapitalization Agreement with Vivendi and the Investment Agreement as amended by the Recapitalization Agreement, Vivendi has agreed on behalf of itself and its affiliates that, for so long as Vivendi and its affiliates are our largest stockholder, we will be Vivendi's exclusive vehicle in the United States, its possessions and its territories for water management and wastewater management and air pollution activities, provided that the foregoing will not apply to any acquisition or investment by Vivendi or any of its affiliates of a privately-owned, publicly-traded or publicly-owned company in the water utility sector whose primary business is the production, distribution and/or sale of potable, fire, bulk, draining or irrigation water ("Water Utility") nor to Vivendi's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation (such Water Utilities, Consumers Water Company and Philadelphia Suburban Corporation are referred to in this paragraph as the "Water Businesses"). Vivendi also has agreed, pursuant to the Investment Agreement and the Recapitalization Agreement, to, and to cause its affiliates to, assist us in developing our water management and wastewater management activities in both Canada and Mexico, subject to contractual agreements as of March 30, 1994 and taking into account our interests and the interests of Vivendi and its affiliates, and to offer, and to cause its affiliates to offer, us an active participation in any proposed water management or wastewater management activities by Vivendi or any of its affiliates in the United States (excluding the Water Businesses), which investment is too capital intensive for us to undertake on a stand-alone basis. Also, pursuant to the Investment Agreement and the Recapitalization Agreement, Vivendi has agreed that in the event Vivendi or any of its affiliates acquires control of a Water Business which is also engaged in wastewater activities similar to those conducted by us as of the date the Investment Agreement was entered into, then Vivendi or that affiliate will use reasonable efforts to cause, subject to the fiduciary duties of the board of directors of that Water Business and other applicable regulatory standards, that Water Business to offer to us the opportunity to obtain "operating and maintenance" contracts with the wastewater management business of that Water Business and the opportunity to obtain new engineering contracts with that Water Business, in each case, on terms which are commercially reasonable in the judgment of that Water Business, provided that the foregoing does not apply to any existing business of Consumers Water Company or Philadelphia Suburban Corporation as of the date the Investment Agreement was entered into. The Investment Agreement, as amended by the Recapitalization Agreement, provides that the foregoing exclusivity provision shall have no application to Kruger, Inc., a distributor of water treatment plant parts and components and an indirect subsidiary of Omnium Traitement et de Valorisation. See "--The Recapitalization Agreement--Clarification of Investment Agreement."

 Affiliate Transactions

  Vivendi has agreed on behalf of itself and its affiliates that any transaction, or series of related transactions in a chain, between us and any of our affiliates and Vivendi or any of its affiliates will be on an arm's length basis. In addition, any such transaction, or such series of transactions, having an aggregate value in excess of $1,000,000 must be approved by a majority of our independent directors or a special committee of our independent directors, acting in a separate meeting or by unanimous written consent. We, Vivendi and Vivendi North America Company have further agreed that all actions by us with respect to any claim by us against

Vivendi or its affiliates under the Investment Agreement will be taken only by majority approval of our independent directors or a special committee of our independent directors, acting in a separate meeting or by unanimous written consent.

 Other Covenants

  Vivendi and Vivendi North America Company have "demand registration rights" and "piggyback registration rights" with respect to shares of our Class A Common Stock. Pursuant to the terms of the Investment Agreement, Vivendi and Vivendi North America Company will have the right to require on up to four occasions that we register all shares of Class A Common Stock owned from time to time by Vivendi and its affiliates for sale to the public under the Securities Act, subject to some exceptions. In addition, Vivendi and Vivendi North America Company have the right to participate in registrations by us of shares of our Class A Common Stock. Under the terms of the Investment Agreement, we have agreed to pay all registration expenses on behalf of Vivendi and Vivendi North America Company, including certain related fees and expenses, other than underwriting fees and discounts.

  Vivendi has also agreed to give us one day's prior written notice of any sale of shares of Class A Common Stock held by Vivendi or its affiliates if, to the knowledge of Vivendi, the sale would result in any person beneficially owning more than 15% of the outstanding shares of Class A Common Stock.

  So long as Vivendi beneficially owns directly or indirectly at least 26% of the outstanding shares of our Class A Common Stock on a fully-diluted basis, Vivendi will have access on reasonable terms to our books, records and employees and the books, records and employees of our subsidiaries and to the provision by us of all information reasonably requested by Vivendi, subject to confidentiality obligations that at the time may be owed by us to third parties and to appropriate confidentiality arrangements and requirements of law.

The Recapitalization Agreement

 The Recapitalization

  On January 28, 1998, pursuant to the terms of the Recapitalization Agreement, we exchanged the outstanding 1,200,000 shares of our Series A Preferred Stock held by Vivendi and its subsidiaries (representing all of the issued and outstanding shares of Series A Preferred Stock) for 34,285,714 shares of Class A Common Stock. Immediately following this exchange, Vivendi beneficially owned in the aggregate approximately 72.2% of our outstanding Class A Common Stock and voting power.

  On January 26, 1998, our Board of Directors declared a dividend to holders of record of Class A Common Stock as of the close of business on January 29, 1998, of 120,000,000 transferable subscription rights which allowed rights holders to subscribe for and purchase shares of our common stock and also allowed subscribers (other than Vivendi and Vivendi North America) in the rights offering to receive transferable three-year warrants to purchase shares of Class A Common Stock.

  The rights offering expired on March 4, 1998. In the rights offering, 98,160,427 rights were exercised to purchase 99,840,089 shares of Class A Common Stock, of which 1,679,662 shares were purchased pursuant to an oversubscription privilege. In accordance with the terms of the Recapitalization Agreement, Vivendi and Vivendi North America Company each exercised its basic subscription privilege in full for an aggregate basic subscription of 86,682,816 shares of Class A Common Stock, and Vivendi subscribed for and purchased 19,031,470 additional shares of Class A Common Stock available as a result of unexercised rights in the rights offering, for a total aggregate subscription of $185 million.

  In addition, 3,949,099 warrants to acquire in the aggregate 3,949,099 shares of Class A Common Stock were issued to subscribers (other than Vivendi and Vivendi North America Company) in the rights offering. In accordance with the terms of the rights offering, neither Vivendi nor Vivendi North America Company received any warrants. The warrants currently trade on the American Stock Exchange under the symbol "AAI.WS."

  We received gross proceeds of approximately $208 million from the rights offering, including approximately $23 million of publicly raised proceeds. We used a portion of the gross proceeds from the rights offering to repay a $125 million note due to Vivendi and borrowings under a $60 million credit facility with Vivendi North America Company. The remaining $23 million of proceeds, representing all of the publicly-raised proceeds, were retained for general corporate purposes, including a reduction in borrowings under our bank credit facility and the payment of fees related to the recapitalization of approximately $5.8 million, of which approximately $2.0 million were to Vivendi.

  Following the rights offering, Vivendi beneficially owned an aggregate of 153,609,975 shares of Class A Common Stock, representing approximately 83.0% of the issued and outstanding Class A Common Stock.

 Business Planning Committee

  In connection with our recapitalization, we established the Business Planning Committee to review the business strategies prepared by our senior management and, as appropriate, to make recommendations on the formulation and implementation of those strategies that have as their objective increasing stockholder value. The Business Planning Committee, which will remain in place through the end of fiscal year 1999, is comprised of three Vivendi appointed directors and two directors who are unaffiliated with and independent of Vivendi. Among other things, the Business Planning Committee identifies areas where Vivendi's management expertise and our business may be effectively integrated. The members of the Business Planning Committee are Mr. Banon (Chairman), Mr. Caille, Ms. Hesse, Mr. Mallet, and Lieutenant General Morris. See "The Board of Directors--Committees of our Board of Directors."

 Analyst Conferences

  Pursuant to the Recapitalization Agreement, our Board of Directors also has agreed, for as long as shares of our Class A Common Stock are traded on the American Stock Exchange or any other national securities exchange or national quotation system, to cause our management to hold semi-annual analyst conferences, conduct conference calls concurrent with earnings releases, promote analyst coverage of its stock and initiate a stockholder relations program.

 No Short-Form Merger

  Also pursuant to the Recapitalization Agreement, Vivendi agreed, until March 4, 2001, not to acquire Aqua Alliance by way of a short-form merger without the approval of a majority of our independent directors.

 Clarification of Investment Agreement

  The Recapitalization Agreement also amended and restated the exclusivity provision of the Investment Agreement to clarify that the exclusivity provision in the original Investment Agreement should apply to both water management and wastewater management activities, but shall not apply to certain water utility-related investments, acquisitions or activities by Vivendi or its affiliates, to Vivendi's present or future investments in Consumers Water Company and Philadelphia Suburban Corporation or to OTV-Kruger, Inc. See "--The Investment Agreement--Exclusivity."

Involvement of Vivendi in Financing Arrangements

  We maintain a senior secured bank credit facility, dated as of March 10, 1995, with Societe Generale. On December 12, 1998, the bank credit facility was decreased at our request from $70 million to $50 million. As of June 7, 1999, we had no borrowings under the bank credit facility and outstanding letters of credit under the bank credit facility totaled $18.6 million (unused capacity of $31.4 million). The bank credit facility is primarily designed to finance working capital requirements and provide for the issuance of letters of credit, both subject to limitations and secured by a first security interest in substantially all of our assets. Under a related agreement, Vivendi is required to maintain its support of Aqua Alliance, including a minimum 48% voting equity ownership interest and its right to designate at least 48% of our Board of Directors, as well as to appoint our Chief Executive Officer and our Chief Financial Officer, and to check to ensure that we will have sufficient financial resources to meet our obligations under the bank credit facility. Vivendi has reaffirmed to Societe Generale the terms of

Vivendi's existing credit support of Aqua Alliance. We compensate Vivendi for its support in an amount equal to 0.95% per annum of the outstanding commitment of our credit facilities ($0.9 million for October 31, 1998).

Other Vivendi Related Matters

  On September 15, 1998, our contract with the Puerto Rico Aqueduct & Sewer Authority (PRASA) was assigned to us and Compagnie Generale des Eaux-Sahide, a wholly-owned Vivendi subsidiary, as joint operators, by a wholly-owned subsidiary of PSG. Under the contract with PRASA, we provide for the operation, management, repair and maintenance of a significant portion of Puerto Rico's water and sewage treatment system. In fiscal 1998, the contract with PRASA accounted for 24% of our total sales. Our performance obligations to PRASA under the contract are secured by a performance bond issued by an independent surety company and a limited guarantee in favor of PRASA by Vivendi.

  Vivendi North America Company has partially indemnified United States Fidelity & Guaranty Company and certain of its affiliates under the master surety agreement pursuant to which USF&G has provided bid, performance and/or payment bonds in support of our client contractual requirements. USF&G was recently acquired by the St. Paul Fire and Marine Insurance Company. We are often required to procure bid, performance and/or payment bonds from surety companies, particularly for clients in the public sector. A bid bond guarantees that we will enter an awarded contract at the price bid, a performance bond guarantees performance of the contract by us, and a payment bond (which may or may not be issued in conjunction with a performance bond) secures our payment obligations to our subcontractors and vendors under bonded contracts. There can be no assurance that USF&G will continue to provide bid, performance and/or payment bonds without a similar indemnity from Vivendi or one of its affiliates.

  As of December 31, 1998, approximately 83.0% of our Class A Common Stock beneficially owned by Vivendi was transferred by Vivendi to its wholly-owned subsidiary, Vivendi North America Operations, Inc. See "Voting Securities and Principal Holders Thereof." We will be included in the consolidated federal income tax group consisting of Vivendi North America Operations, Aqua Alliance, a second Vivendi subsidiary, and the subsidiaries of each of them. We are included in the consolidated group since Vivendi North America Operations owns more than 80% of the total voting power and value of our outstanding capital stock. Each member of a consolidated group for federal income tax purposes is liable for the federal income tax liability of each other member of the consolidated group. Accordingly, we could be liable if any federal tax liability has been incurred, but not discharged, by other members of the consolidated group. Similar principles could apply to state and local tax liabilities of the consolidated group. Our Board of Directors has authorized us to enter into tax allocation arrangements with Vivendi North America Operations and the second Vivendi subsidiary. However, Vivendi North America Operations, the second Vivendi subsidiary and Aqua Alliance have not finalized these arrangements, and, in light of the April 1 going private proposal by Vivendi, discussed in more detail below, management believes that it is likely that these arrangements will never be consummated.

  On March 22, 1999, Vivendi announced that it had agreed to acquire United States Filter Corporation. USFilter is the leading global provider of commercial, industrial, municipal and residential water and wastewater treatment systems, products and services. USFilter is also a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. On April 1, 1999, Vivendi submitted to members of a Special Committee of our Board of Directors a proposal to take us private for $2.00 per share in cash for each outstanding share of Class A Common Stock. The formation of the Special Committee, composed of our two independent directors, was formally authorized by our Board of Directors for the purpose of examining issues arising from the announcement on March 22 by Vivendi that it had agreed to acquire USFilter. Six purported class action complaints relating to Vivendi's April 1 proposal have been filed in the Delaware Court of Chancery against us, Vivendi, Vivendi North America Company or Vivendi North America Operations, and each of the members (and one former member) of our Board of Directors.

  In April 1999, Vivendi completed its acquisition of all of the outstanding shares of common stock of USFilter. USFilter is the beneficial owner of 104,700 shares of Class A Common Stock. Prior to its acquisition of USFilter, Vivendi beneficially owned indirectly through its wholly-owned subsidiary, Vivendi North America

Operations, 153,609,975 shares of Class A Common Stock, representing approximately 83.0% of our outstanding Class A Common Stock and voting power. Following its acquisition of USFilter, Vivendi beneficially owns indirectly through Vivendi North America Operations and USFilter 153,714,675 shares of Class A Common Stock, representing in the aggregate approximately 83.0% of our outstanding Class A Common Stock and voting power. See "Voting Securities and Principal Holders."

                                  PROPOSAL 2:
               TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

  Our Board of Directors has appointed McGladrey & Pullen, LLP, independent auditors, to audit our financial statements for the fiscal year ending October 31, 1999. McGladrey & Pullen, LLP also served as our independent auditors for the fiscal year ended October 31, 1998. A representative of McGladrey & Pullen, LLP, is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Our Board of Directors recommends a vote FOR this proposal. Vivendi, the beneficial owner of approximately 83.0% of our outstanding shares of Class A Common Stock and voting power, has informed us that it intends to vote for this proposal. If the appointment is not ratified by our stockholders, our Board of Directors is not obligated to appoint other independent auditors or public accountants, but our Board of Directors will consider any unfavorable vote.

                                 OTHER MATTERS

  Our Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the Annual Meeting.

                         FUTURE STOCKHOLDER PROPOSALS

  Any stockholder proposal for Aqua Alliance's annual meeting in 2000 should be addressed to Aqua Alliance Inc., 30 Harvard Mill Square, Wakefield, Massachusetts 01880, Attention: Robert S. Volland, and should be sent by certified mail, return receipt requested. The deadline for receipt of a proposal to be considered for inclusion in Aqua Alliance's proxy statement for its annual meeting in 2000 is February 11, 2000. The deadline for notice of a proposal for which a stockholder will conduct his or her own solicitation is April 26, 2000.

  We will furnish a copy of our Annual Report on Form 10-K for the fiscal year ended October 31, 1998 (including financial statements and any financial statement schedules but excluding other exhibits), without charge, to any person upon request addressed to Aqua Alliance Inc., 30 Harvard Mill Square, Wakefield, Massachusetts 01880, Attention: Robert S. Volland.

                                     By Order of the Board of Directors,

                                     /s/ Thierry M. Mallet
                                     Thierry M. Mallet
                                     President and Chief Executive Officer

June 10, 1999
Wakefield, Massachusetts

                                                       APPENDIX I--FORM OF PROXY

                              AQUA ALLIANCE INC.

                  ANNUAL MEETING OF STOCKHOLDERS--JULY 7, 1999
            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement, dated June 10, 1999, in connection with the Annual Meeting of Stockholders of Aqua Alliance Inc. to be held on Wednesday, July 7, 1999, at 10:00 a.m., local time, at The Sheraton Colonial Hotel, 427 Walnut Street, Lynnfield, Massachusetts 01940, and hereby constitutes and appoints William V. Kriegel, Thierry M. Mallet and Alain Brunais, and each of them, his, her or its true and lawful agents and proxies (the "proxies"), with full power of substitution in each, to represent and to vote all the shares of Class A Common Stock of Aqua Alliance that the undersigned may be entitled to vote on all matters coming before the Annual Meeting, and at any adjournments or postponements thereof, as designated below for Proposals 1 and 2 and in the discretion of the proxies on all other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES.

Continued and to be signed on reverse.

--------------------------------------------------------------------------------

Continued from reverse.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1. Election of Directors.

   William V. Kriegel, Jean-Claude Banon, Alain Brunais, Daniel Caille, Martha
   O. Hesse, Thierry M. Mallet and John W. Morris (or if any nominee is not available for election, such substitute as the Board of Directors may designate).

   [_] FOR ALL    [_] WITHHELD FOR ALL

   WITHHELD FOR: (Write the name of the nominee(s) in the space provided below).

   _________________________________

2. Proposal to ratify the appointment of McGladrey & Pullen, LLP as Aqua Alliance's independent auditors for the fiscal year ending October 31, 1999.

   [_] FOR        [_] AGAINST       [_] ABSTAIN

          Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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          Signature                                   Date

          ----------------------------------------------------------------------
          Signature(s) of Joint Owner(s)              Date